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                           PROPERTY TRUST OF AMERICA
                                   ANNOUNCES
                            COMPLETION OF MERGER AND
                 NAME CHANGE TO SECURITY CAPITAL PACIFIC TRUST

  Friday, March 24, 1995--Property Trust of America (New York Stock Exchange
Symbol: PTR) announced today that the merger of PTR with Security Capital Pacific Incorporated (PACIFIC), a private real estate investment trust that focuses on development and acquisition of multifamily properties in a six-state region in the western United States, became effective March 23, 1995. The merger was approved by holders of 80.7% of PTR's shares, with 1.4% voting against the transaction. As a result of the merger, PTR has changed its name to "Security Capital Pacific Trust," which gives the company an important, focused geographic identification. Post-merger, the company will continue to trade on the New York Stock Exchange under the symbol "PTR."

  PTR Chairman C. Ronald Blankenship stated that as a result of the merger, PTR has acquired, at PACIFIC's cost of $246.1 million, 17 existing multifamily assets totaling 5,579 units, plus contract rights for additional acquisitions. Mr. Blankenship stated, "The merger has also expanded PTR's target market to include 129 additional submarkets, as a result of which PTR is well-positioned to deploy capital in the geographic areas of the United States that are expected to provide some of the most attractive multifamily growth opportunities for the remainder of this decade."

  R. Scot Sellers, Managing Director--Investments stated that the expanded post-merger target market presents significant opportunities for development of PTR's moderate income multifamily communities given the strong job growth and rental occupancy trends in the Western region. Through the merger, PTR acquired land and development rights owned or under control for development of an expected 2,180 additional units in PACIFIC's target market, and PTR is currently evaluating a number of additional potential development sites in this region. In 1995, PTR expects to commence development of a total of 6,202 units, of which 4,300 units will be moderate income product. PTR's moderate income development program is an important component of its focus on long-term, sustainable growth in per share cash flow.

  Constance B. Moore, Managing Director--Operations, announced that PACIFIC's operating people are being integrated with PTR'S management team, which has given PTR significant additional development, acquisitions and asset management expertise and knowledge of the Western markets. Ms. Moore also announced that the subscription offering conducted concurrently with the merger expired at of the close of business March 23, 1995 and will result in a minimum subscription level of $50 million of new equity. The final results of the subscription offering will be announced shortly.

  Ms. Moore noted that the merger and concurrent subscription offering will add substantially to PTR's equity capitalization and, as a result, PTR does not currently plan to return to the equity capital markets. Prospectively, PTR plans to fund its capital needs through implementation of its asset optimization strategy of redeploying capital into targeted developments with strong long-term cash flow growth prospects and by placing additional fixed rate, fully amortizing, long-term corporate debt. Ms. Moore also announced that the Board of Trustees voted to terminate PTR's Dividend Reinvestment and Share Purchase Plan effective March 31, 1995.

  PTR's objective is to be the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily properties in its Western target market. PTR's primary objective is generating long-term, sustainable growth in per share cash flow. PTR will achieve this objective by executing an internal growth strategy that focuses on
(1) maximizing operating performance through value-added asset management, (2) concentrating its fully integrated development capability and experienced team of professionals on development of industry-leading product in targeted submarkets that exhibit strong job growth and demographic trends and (3) implementing an asset optimization strategy of
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redeploying capital into targeted moderate income developments with significant long-term cash flow growth prospects. At March 23, 1995 and post-merger, PTR had 37,595 operating multifamily units, 4,433 units under construction, an expected 5,092 units in planning and land owned or under control for future development of an expected 8,197 additional units in its portfolio.

  FOR MORE INFORMATION CONTACT:  Douglas K. Ball
                                        (800) 982-9293

                                               or

                                        Gerard de Gunzburg
                                        (212) 838-9292

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